Exhibit 4.14

Working Capital Loan Contract

Borrower: Jiangxi Universe Pharmaceuticals Co., Ltd.

Lender: Jiangxi Rural Commercial Bank Co., Ltd.

Special Notice

To protect the legitimate rights and interests of the Borrower, the Lender specially reminds the Borrower to pay full attention to all clauses concerning the rights and obligations of both parties, especially the bolded parts. If the Borrower has any objections, it shall raise them to the Lender. If there are no objections, after being signed by both parties, all clauses of this Contract are the true expression of the intentions of both parties, have legal binding force, and are protected by law.

Working Capital Loan Contract

Contract No.

Borrower: Jiangxi Universe Pharmaceuticals Co., Ltd.

Business License No.: 95608217670218430

Legal Representative/Responsible Person: Lai Gang

Mailing Address:

Postal Code:343100

Telephone: 13970661293

Electronic Contact Information (Email, WeChat ID):

Lender: Jiangxi Rural Commercial Bank Co., Ltd.

Legal Representative/Responsible Person: [Name]

Registered Address:

Postal Code:

Telephone: gxisik

Fax:

In accordance with the relevant laws, regulations of the People’s Republic of China and other relevant provisions, the Borrower and the Lender, through negotiation, enter into this Contract for the Lender to grant a working capital loan to the Borrower, and both parties shall abide by it jointly.

Chapter 1 Specific Clauses

Article 1 Loan Amount and Currency

Loan amount in RMB: (in words) One Million Yuan Only

(in figures) ￥1,000,000.00

The loan amount under this Contract is: □ Revolving loan limit □ Non-revolving loan limit

Article 2 Loan Term

The valid usage period of the loan under this Contract is [ ] months, from April 22, 2025 to April 21, 2026.

□ If the loan amount under this Contract is a revolving limit, the validity period of the limit is consistent with the agreed valid usage period of the loan in this Contract, and the term of each loan shall be subject to the period recorded in the loan voucher.

If the loan amount under this Contract is a non-revolving limit, the loan term is consistent with the agreed valid usage period of the loan in this Contract, and the specific loan term shall be subject to the period recorded in the loan voucher.

If the Borrower commits any of the breach of contract situations listed in Article 19 of this Contract, the Borrower agrees that the Lender may recall the loan in advance, and the date on which the Lender declares the advance recall of the loan shall be the maturity date of the loan.

Article 3 Purpose of Loan

Purpose of loan: Working capital

Without the prior written consent of the Lender, the Borrower shall not change the purpose of the loan or divert the loan for other uses, and the Lender has the right to supervise the use of the loan.

Article 4 Loan Interest Rate, Interest Calculation and Settlement

1. Loan Interest Rate

The loan interest rate shall be calculated on a simple interest basis and determined in accordance with the following method (1):

(1)	Fixed interest rate: Annual interest rate of 3.6%;

Based on the one-year Loan Prime Rate (LPR) announced most recently on the working day prior to the signing date of this Contract/ the withdrawal date, plus/minus 50bp (1bp = 0.01%), the annual interest rate is 3.6%, which shall remain unchanged during the loan term.

(2)	Floating interest rate:

The annual interest rate shall be determined by adding/minus [ ] bp to the one-year Loan Prime Rate (LPR) announced most recently on the working day prior to the withdrawal date. The value of the added/minus bp shall remain unchanged during the validity period of this Contract. In case of adjustment of the Loan Prime Rate (LPR), the method for determining the loan interest rate shall be handled in accordance with the following method [ ], and the Lender shall not notify the Borrower separately:

①	Annual adjustment: From January 1 of the following year, the interest rate shall be implemented by adding/minus the agreed bp to the newly announced LPR in accordance with this Contract;

②	Annual adjustment on the corresponding date: On the corresponding date of the same month and same day each year, the interest rate shall be implemented by adding/minus the agreed bp to the newly announced LPR in accordance with this Contract;

③	Quarterly adjustment on the corresponding date of the first month of the quarter: On the corresponding date of the first month of each quarter, the interest rate shall be implemented by adding/minus the agreed bp to the newly announced LPR in accordance with this Contract;

④	Quarterly adjustment on the first day of the first month of the quarter: On the first day of the first month of each quarter, the interest rate shall be implemented by adding/minus the agreed bp to the newly announced LPR in accordance with this Contract;

⑤	Monthly adjustment on the corresponding date: On the corresponding date of each month, the interest rate shall be implemented by adding/minus the agreed bp to the newly announced LPR in accordance with this Contract (if there is no corresponding date in the adjustment month, the last day of that month shall be the corresponding date);

⑥	Monthly adjustment on the first day of the month: On the first day of each month, the interest rate shall be implemented by adding/minus the agreed bp to the newly announced LPR in accordance with this Contract;

⑦	Immediate adjustment: From the next day of the new LPR announcement, the new LPR shall be used to implement the interest rate by adding/minus the agreed bp in accordance with this Contract.

(3)	Other methods:

If the Borrower chooses the method of “(2) Floating interest rate”, in case of an increase in the Loan Prime Rate (LPR), the monthly repayment amount of the Borrower will increase. If the Borrower still repays according to the repayment amount before the adjustment, the monthly repayment amount will be insufficient, resulting in penalty interest and compound interest, and affecting the credit record of the Borrower.

2.	Interest Settlement Method

The Borrower shall settle interest in accordance with the following method (2):

(1)	Quarterly interest settlement: The 20th day of the last month of each quarter is the interest settlement date, and the 21st day is the interest payment date.

(2)	Monthly interest settlement: The 20th day of each month is the interest settlement date, and the 21st day is the interest payment date.

(3)	Other methods:

If the final repayment date of the loan principal is not an interest payment date, the final repayment date of the loan principal shall be the interest payment date, and the Borrower shall pay off all accrued interest.

3.	Penalty Interest Rate

(1)	If the Borrower fails to repay the loan within the agreed term, the Lender shall collect interest on the overdue part at the overdue loan penalty interest rate from the date of overdue until the principal and interest are fully repaid;

(2)	If the Borrower fails to use the loan for the agreed purpose, the Lender shall collect interest on the misappropriated part at the misappropriated loan penalty interest rate from the date of misappropriation until the principal and interest are fully repaid;

(3)	For loans that are both overdue and misappropriated, interest shall be collected at the misappropriated loan penalty interest rate;

(4)	For the interest and penalty interest that the Borrower fails to pay on time, compound interest shall be calculated at the penalty interest rate agreed in this paragraph in accordance with the interest settlement method agreed in Paragraph 2 of this Article;

(5)	When calculating and collecting penalty interest and compound interest, if the loan interest rate agreed in this Contract is adjusted, the penalty interest and compound interest shall be calculated at the adjusted interest rate from the adjustment date;

(6) Penalty interest rate:

The overdue loan penalty interest rate shall be the loan interest rate agreed in Paragraph 1 of this Article plus 5%; the misappropriated loan penalty interest rate shall be the loan interest rate agreed in Paragraph 1 of this Article plus [ ]%.

Article 5 Loan Disbursement and Repayment Account

The Borrower shall open the following account with the Lender as the loan disbursement and repayment account, and the disbursement, payment and repayment of the loan shall be handled through this account.

Issuing Bank: Mingxin Business Department

Account Name: Yudu

Account Number:

Article 6 Repayment

Unless otherwise agreed by both parties, the Borrower shall repay the loan under this Contract in accordance with the following repayment plan [   ]:

1.	Repay all the loans under this Contract on the maturity date of the loan term.

2.	Repay the loans under this Contract in accordance with the following repayment plan:

Repayment Time	Repayment Amount
1.
2.
3.
4.
5.
6.
7.
8.
9.
Total

3.	Other repayment plans:

4.	If the Borrower intends to repay the loan in advance, it shall obtain the consent of the Lender 3 banking working days in advance.

Article 7 Guarantee

The loan under this Contract is a (credit/guaranteed) loan, and the guarantee method is (guarantee/mortgage/pledge). A separate guarantee contract shall be signed.

Article 8 Contractual Agreements on the Borrower’s Financial Indicators

1.

2.

3.

Article 9 Dispute Resolution

1.	After the effectiveness of this Contract, all disputes arising from the conclusion and performance of this Contract or in connection with this Contract may be resolved through negotiation between both parties. If the negotiation fails, either party may file a lawsuit with the people’s court having jurisdiction at the place where the Lender is located in accordance with the law.

2.	During the dispute resolution period, if the dispute does not affect the performance of other clauses of this Contract, such other clauses shall continue to be performed.

3.	Through negotiation between all parties, this Contract may be notarized for compulsory execution. The Borrower agrees that this Contract shall have the effect of compulsory execution after being notarized. If the Borrower fails to perform its obligations under this Contract, the Lender may apply to the people’s court having jurisdiction for execution in accordance with the law.

Article 10 Effectiveness of the Contract

This Contract shall take effect on the date of signature and seal by both parties.

This Contract is made in [ ] copies, each having the same legal effect. Each party shall hold [ ] copy(ies), and the guarantor (if any) shall hold [ ] copy(ies).

Article 11 Other Agreed Matters

Chapter 2 Standard Clauses

Article 12 Interest Calculation

Interest shall accrue from the actual withdrawal date of the Borrower, calculated based on the actual withdrawal amount and the number of days of use.

Interest calculation formula: Interest = Principal × Actual number of days × Daily interest rate

The daily interest rate is calculated based on 360 days a year, and the conversion formula is: Daily interest rate = Annual interest rate / 360.

Article 13 Conditions for Loan Disbursement

1.	The Borrower must meet all the following conditions for loan disbursement; otherwise, the Lender has no obligation to disburse any funds to the Borrower, unless the Lender agrees to make an advance disbursement:

(1)	This Contract and its attachments have taken effect;

(2)	The Borrower has reserved with the Lender the documents, bills, seals, list of personnel, signature samples of the Borrower related to the conclusion and performance of this Contract, and filled in the relevant vouchers;

(3)	The Borrower has opened the necessary accounts for the performance of this Contract as required by the Lender;

(4)	Submit a written withdrawal notice and relevant documents proving the purpose of the loan to the Lender 3 banking working days before the withdrawal, and the provided documents proving the purpose of the loan are consistent with the agreed purpose, and go through the relevant withdrawal procedures;

(5)	The Borrower has submitted to the Lender the resolution and power of attorney of the board of directors or other authorized departments agreeing to sign and perform this Contract;

(6)	In accordance with the relevant regulatory provisions and the Lender’s management requirements, loans exceeding a certain amount or meeting other conditions shall adopt the Lender’s entrusted payment method. The Lender shall pay the loan to the payment object in line with the agreed purpose of this Contract according to the Borrower’s withdrawal application and payment entrustment;

(7)	Except for credit loans, the Borrower has provided corresponding guarantees as required by the Lender and completed all relevant guarantee procedures, and the guarantees are legal and valid;

(8)	No breach of contract has occurred under this Contract or other contracts signed between the Borrower and the Lender;

2.	From the date of signing this Contract, if the Borrower does not make any withdrawal for 3 consecutive months, the Lender has the right to cancel the loan limit.

Article 14 Special Agreements on Revolving Loans (Maximum Amount Loans)

1.	During the usage period of the revolving loan limit, the sum of the outstanding loan principal balances of the Borrower at any time shall not exceed the revolving loan limit; the repayment date of any withdrawal shall not exceed the usage period of the revolving loan limit.

2.	Both parties agree that the Lender may reasonably set the limit and term of each revolving loan according to the scale and cycle characteristics of the Borrower’s production and operation.

Article 15 Payment of Loan Funds

1.	Lender’s entrusted payment refers to the Lender paying the loan funds to the Borrower’s counterparty in line with the agreed purpose of this Contract according to the Borrower’s withdrawal notice and payment entrustment.

For the payment of loan funds with a single payment amount exceeding the specified limit under this Contract, the Lender’s entrusted payment method shall be adopted.

If the Lender’s entrusted payment is adopted, the Borrower shall include a clear payment entrustment (including the name of the receiving counterparty, the counterparty’s account, the payment amount, etc.) and other necessary payment information in the withdrawal notice, and submit to the Lender the business contract and other purpose certification materials required for review. After the Lender’s review and approval, the loan funds shall be paid to the Borrower’s counterparty through the Borrower’s account. If the Lender fails to complete its entrusted payment obligation in a timely manner due to the untrue, inaccurate or incomplete payment entrustment information and relevant transaction materials provided by the Borrower, the Lender shall not be liable for any liability, and the Borrower’s repayment obligation already incurred under this Contract shall not be affected. The Lender shall pay the funds to the counterparty’s account according to the Borrower’s withdrawal notice and the payment vouchers required by the Lender.

If the Lender finds through review that the business contract and other purpose certification materials provided by the Borrower are inconsistent with the agreement of this Contract or have other defects, it has the right to require the Borrower to supplement, replace, explain or resubmit the relevant materials. Before the Borrower submits the business contract and other certification materials deemed qualified by the Lender, the Lender has the right to refuse the disbursement and payment of the relevant funds.

If the counterparty’s account opening bank refunds the funds, resulting in the Lender’s failure to pay the loan funds to the counterparty in a timely manner according to the Borrower’s payment entrustment, the Lender shall not be liable for any liability, and the Borrower’s repayment obligation already incurred under this Contract shall not be affected. For the funds returned by the counterparty’s account opening bank, the Borrower shall resubmit the payment entrustment and the business contract and other purpose certification materials required for review. After the Lender’s review and approval, the loan funds shall be paid to the Borrower’s counterparty through the Borrower’s account.

All handling fees required for the loan payment to the Borrower’s designated transaction object by way of entrusted payment under this Contract shall be borne by the Borrower. The Borrower shall pay the above fees to the Lender when handling the entrusted payment for each loan.

The Borrower shall not violate the above agreements and avoid the Lender’s entrusted payment by splitting the amount into smaller parts.

2.	Except for the circumstances where the Lender’s entrusted payment method must be adopted as agreed in the preceding paragraph, unless otherwise agreed by both parties, the payment method for other loan funds shall be the Borrower’s independent payment, that is, after the Lender disburses the loan funds to the Borrower’s account according to the Borrower’s withdrawal application, the Borrower shall independently pay the funds to the Borrower’s counterparty in line with the agreed purpose of the Contract.

If the Borrower needs to change the above repayment plan, it shall submit a written application to the Lender 10 banking working days before the maturity of the corresponding loan. The change of the repayment plan must be confirmed in writing by both parties.

3.	If the loan under this Contract needs to be extended, the Borrower shall submit a written extension application to the Lender 30 banking working days before the maturity of the loan. The decision to approve the extension shall be made by the Lender. For the application for extension of guaranteed loans, mortgage loans or pledge loans, the guarantor, mortgagor or pledgor shall also issue a written certificate of consent. If the Lender approves the extension, both parties shall sign an extension agreement; if the Borrower’s extension application is not approved by the Lender, the Borrower shall still repay the loan in full in accordance with the repayment term agreed in this Contract.

4.	Except otherwise agreed by both parties, if the Borrower is in arrears with both the loan principal and interest, the Lender has the right to determine the order of repaying the principal or interest; in the case of installment repayment, if there are multiple matured loans or overdue loans under this Contract, the Lender has the right to determine the order of repayment; if there are multiple loan contracts between the Borrower and the Lender, the Lender has the right to determine the order of the contracts to be performed by each repayment of the Borrower.

5.	The Borrower shall repay the loan principal, interest and other payable amounts in full and on time in accordance with the agreement of this Contract. Before the end of the counter business hours on the repayment date and each interest settlement date, the Borrower shall deposit sufficient funds in the repayment account opened with the Lender to cover the current accrued interest, principal and other payable amounts. The Borrower authorizes the Lender to automatically deduct the funds on the repayment date or interest settlement date, or require the Borrower to cooperate in handling the relevant deduction procedures. If the funds in the repayment account are insufficient to cover all the Borrower’s matured payable amounts, the Borrower agrees that the Lender shall determine the order of repayment.

6.	The Lender has the right to recall the loan in advance according to the Borrower’s fund recovery situation.

7.	Loan voucher: The loan voucher is an integral part of this Contract. If the amount of loan, withdrawal amount, repayment amount, date of loan occurrence and maturity date, loan term, loan interest rate, purpose of loan recorded in this Contract is inconsistent with that recorded in the loan voucher, the loan voucher shall prevail.

Article 16 Guarantee

If the Lender deems that any event may affect the performance ability of the Borrower or the guarantor, or the guarantee contract becomes invalid, revoked or terminated, or the financial condition of the Borrower or the guarantor deteriorates, or they are involved in major lawsuits or arbitrations, or their performance ability may be affected for other reasons, or the guarantor breaches the agreement of the guarantee contract or other contracts with the Lender, or the guaranteed property depreciates, is damaged, lost or seized, resulting in the reduction or loss of the guarantee value, the Lender has the right to require, and the Borrower is obligated to supplement and provide new guarantees, supplement or replace the guarantor, etc., to guarantee the debts under this Contract.

Article 17 Representations and Warranties

1.	The Borrower is legally registered with and approved by the administrative department for industry and commerce or the competent authority and legally exists, has full civil rights capacity and civil capacity to sign and perform this Contract, and has the ability to repay the loan.

2.	The Borrower fully agrees to the content and clauses of this Contract. The signing and performance of this Contract are based on the true intention of the Borrower, have obtained legal and effective authorization in accordance with the requirements of its articles of association or other internal management documents, and will not violate any agreements, contracts and other legal documents binding on the Borrower; the Borrower has obtained or will obtain all relevant approvals, permits, filings or registrations required for signing and performing this Contract.

3.	The Borrower abides by the principle of good faith. All documents, financial statements, vouchers and other materials provided to the Lender under this Contract are true, complete, accurate and effective, without any false records, material omissions or misleading statements. The financial accounting reports provided to the Lender are prepared in accordance with Chinese accounting standards, truly, fairly and completely reflecting the operating conditions and liabilities of the Borrower.

4.	The transaction background for the Borrower to apply for business with the Lender is true and legal, and is not used for illegal purposes such as money laundering; the purpose of the loan and the source of repayment are clear and legal.

5.	The Borrower has a good credit status and no major bad records, and the Borrower has not concealed from the Lender any events that may affect its own and the guarantor’s financial conditions and performance ability. The Borrower has not concealed from the Lender any lawsuits, arbitrations or claims involving it.

6.	The Borrower has repaid other debts due on time and has no malicious default on bank loan principal and interest.

7.	The Borrower shall withdraw and use the loan in accordance with the term and purpose agreed in this Contract. The borrowed funds shall not be used for fixed asset investment, equity investment, etc., and shall not flow into the securities market, futures market or other purposes prohibited or restricted by relevant laws and regulations in any form.

8.	The Borrower shall submit its financial statements (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant materials to the Lender regularly or in a timely manner as required by the Lender; the Borrower shall ensure that its financial indicators always comply with the contractual agreements. If the production and operation qualifications/permissions need annual inspection, the Borrower shall pass the annual inspection on time.

9.	The Borrower shall withdraw, pay and use the loan in accordance with the agreement of this Contract.

10.	If the Borrower has signed or will sign a counter-guarantee agreement or similar agreement with the guarantor of this Contract regarding its guarantee obligations, such agreement will not prejudice any rights of the Lender under this Contract.

11.	The Borrower shall accept the credit inspection and supervision of the Lender and provide sufficient assistance and cooperation; from the effective date of this Contract until the full repayment of the loan principal, interest and related expenses under this Contract, the Borrower agrees and authorizes the Lender to monitor the accounts opened by the Borrower with the Lender, inspect and analyze its production and operation (including but not limited to the construction and operation of the Borrower’s projects), and conduct dynamic monitoring of its income cash flow and overall capital flow; the Borrower shall accept and actively cooperate with the Lender’s inspection and supervision of the use of the loan funds including the purpose by means of account analysis, voucher inspection, on-site investigation, etc., and regularly summarize and report as required by the Lender.

12.	If the Borrower intends to merge, divide, reduce capital, transfer equity, make external investments, substantially increase debt financing, transfer major assets and claims, or other events that may have an adverse impact on the Borrower’s debt repayment ability, it must obtain the prior written consent of the Lender.

The Borrower shall notify the Lender in writing within 7 days from the date it knows or should know of the occurrence of any of the following circumstances:

(1)	Changes in the articles of association, business scope, registered capital, legal representative of the Borrower or the guarantor;

(2)	Changes in the mode of operation such as any form of joint operation, joint venture with foreign investors, cooperation, contracted operation, restructuring, transformation, or plan to list;

(3)	Involvement in major lawsuits or arbitrations, or seizure, detention or supervision of property or guaranteed property, or setting up new major liabilities on the mortgaged property;

(4)	Suspension of business, dissolution, liquidation, suspension of business for rectification, revocation, revocation of business license, application for bankruptcy, etc.;

(5)	Major shareholders, directors and current senior management personnel are involved in major cases or economic disputes, or the legal representative/responsible person and current senior management personnel have important matters such as deterioration of health or inconsistency with the qualifications for employment that make them unable to perform their duties;

(6)	The Borrower commits a breach of contract under other contracts;

(7)	Occurrence of operational difficulties and deterioration of financial conditions;

(8)	When the Borrower undergoes changes, restructuring, contracting, or is approved by the competent authority to close down, suspend operation, merge or transfer, the Borrower guarantees to notify the Lender in writing at least one month before the occurrence of the above events and immediately repay all debts to the Lender. With the prior written consent of the Lender, the Borrower may transfer the debts to the receiving unit or the new unit (in the process of debt transfer, the Borrower shall show and submit the documents or relevant documents issued by its competent authority or the employer to the Lender), but the unit accepting the debts must re-sign a loan contract with the Lender and submit the corresponding written certificate of the guarantor’s consent or implement new guarantee measures. Before the signing of the contract, the Lender has the right to recover the debts from the Borrower, the guarantor or the receiver of the Borrower at any time.

13. The order of repayment of the Borrower’s debts to the Lender shall be prior to the loans made by the Borrower’s shareholders to it, and shall not be less than the similar debts owed by the Borrower to other creditors. From the effective date of this Contract until the full repayment of the loan principal, interest and related expenses under this Contract, the Borrower shall not repay the amounts owed to its shareholders.

14.	With respect to the loan under this Contract, the loan conditions such as the guarantee conditions, loan interest rate pricing, and debt repayment order provided by the Borrower to the Lender shall not be lower than those granted to any other financial institutions now or in the future.

15.	The Borrower shall bear the expenses incurred in the conclusion and performance of this Contract, as well as the expenses already paid and to be paid by the Lender for realizing the creditor’s rights under this Contract, including but not limited to litigation or arbitration fees, property preservation fees, lawyer fees, execution fees, appraisal fees, auction fees, announcement fees, etc.

16.	Account Management

(1)	The repayment account designated and opened by the Borrower with the Lender (the account agreed in Article 5) is a special fund recovery account, which is used to collect the corresponding sales income or planned repayment funds. If the corresponding sales income is settled in a non-cash manner, the Borrower shall ensure that the funds are promptly transferred into the fund recovery account upon receipt.

(2)	The Lender has the right to supervise the fund recovery account, including but not limited to understanding and supervising the inflow and outflow of funds in the account, and the Borrower shall cooperate. If required by the Lender, the Borrower shall sign a special account supervision agreement with the Lender.

17.	The Borrower shall not dispose of its own assets in a way that impairs its debt repayment ability, and warrants that the total amount of its external guarantees shall not exceed [ ] times its own net assets, and the total amount of external guarantees and the amount of individual guarantees shall not exceed the limit specified in its articles of association; without the prior consent of the Lender, it shall not use the assets formed by the loan under this Contract to provide guarantees to third parties or provide guarantees for the loans of the Borrower in other financial institutions.

Article 18 Internal Affiliation of the Borrower

1.	The Borrower is not a group customer determined by the Lender in accordance with the Guidelines for Risk Management of Credit Business to Group Customers of Commercial Banks (referred to as the Guidelines).

2.	The Borrower is a group customer determined by the Lender in accordance with the Guidelines. The Borrower shall promptly report the relevant affiliated transaction information to the Lender.

□	3.	The Borrower and its affiliates have major mergers, acquisitions, restructurings and other matters that obviously or may affect the safety of the Lender’s loans.

Article 19 Breach of Contract and Handling

1.	The occurrence of any of the following events by the Borrower shall constitute or be deemed as a breach of contract by the Borrower in the performance of this Contract, and the Borrower shall be liable for breach of contract:

(1)	The Borrower fails to perform its payment and repayment obligations to the Lender in accordance with the agreement of this Contract;

(2)	The Borrower fails to use the loan funds in accordance with the agreed purpose and method of this Contract or fails to use the obtained funds for the purpose agreed in this Contract; or the Borrower fails to go through the withdrawal procedures on time in accordance with the withdrawal plan, or changes the withdrawal plan without obtaining the consent of the Lender; or the Borrower violates the agreement of this Contract and avoids the Lender’s entrusted payment by splitting the amount into smaller parts;

(3)	The representations made by the Borrower in this Contract are untrue, or the Borrower breaches the warranties made by it in this Contract;

(4)	The occurrence of the circumstances specified in Article 17, Paragraph 12 of this Contract, etc., the Lender deems that it may affect the financial conditions and performance ability of the Borrower or the guarantor, but the Borrower fails to provide new guarantees or replace the guarantor in accordance with the agreement of this Contract;

(5)	The Borrower commits a breach of contract under other contracts with the Lender; the Borrower commits a breach of contract under the credit contracts with other financial institutions;

(6)	The guarantor breaches the agreement of the guarantee contract or commits a breach of contract under other contracts with the Lender;

(7)	The Borrower terminates its business or occurs events such as dissolution, revocation or bankruptcy;

(8)	The Borrower is involved or may be involved in major economic disputes, lawsuits, arbitrations, or its assets are seized, detained or enforced, or it is filed for investigation or imposed penalties by judicial organs or administrative organs such as taxation and industry and commerce in accordance with the law, which has or may affect the performance of its obligations under this Contract;

(9)	Abnormal changes, disappearance of major investors or key management personnel of the Borrower, or being investigated or restricted in personal freedom by judicial organs in accordance with the law, which has or may affect the performance of its obligations under this Contract;

(10)	The credit status of the Borrower deteriorates, or the financial indicators such as the profitability, debt repayment ability, operational capacity and cash flow of the Borrower deteriorate, breaking through the indicator constraints or other financial agreements agreed in this Contract;

(11)	The Borrower uses false contracts with affiliated parties to obtain loan funds or credit from the Lender through transactions without actual transaction background, the affiliates have major mergers, acquisitions, restructurings and other matters that obviously or may affect the safety of the Lender’s loans, or intentionally evade the Lender’s creditor’s rights through affiliated transactions;

(12)	The Borrower causes liability accidents due to violations of relevant laws, regulations, regulatory provisions or industry standards such as food safety, production safety, and environmental protection, which has or may affect the performance of its obligations under this Contract;

(13)	If the loan under this Contract is granted on a credit basis, the indicators such as the credit rating, profitability, asset-liability ratio, and net cash flow from operating activities of the Borrower do not meet the Lender’s credit loan conditions; or the Borrower, without the prior written consent of the Lender, sets up mortgage/pledge guarantees on its effective operating assets for others or provides guarantee guarantees to others, which has or may affect the performance of its obligations under this Contract;

(14)	Other circumstances that may adversely affect the realization of the Lender’s creditor’s rights under this Contract.

2.	When the breach of contract specified in the preceding paragraph occurs, the Borrower agrees that the Lender may take the following measures separately or simultaneously according to the specific circumstances:

(1)	Require the Borrower and the guarantor to correct their breach of contract within a time limit.

(2)	Adjust, suspend or terminate all or part of the credit limit granted to the Borrower.

(3)	Suspend or terminate all or part of the acceptance of the Borrower’s applications for withdrawal and other businesses under this Contract and other contracts between the Borrower and the Lender; for the loans not yet disbursed, suspend or terminate the disbursement, payment and handling of all or part of them.

(4)	Declare all or part of the unpaid loan principal, interest and other payable amounts under this Contract and other contracts between the Borrower and the Lender to be due immediately.

(5)	Negotiate with the Borrower to supplement the conditions for loan disbursement and payment, or the Lender has the right to change the conditions for loan disbursement and payment according to the credit status of the Borrower, such as reducing the threshold amount for entrusted payment, or the Lender has the right to require the recovery of the loan funds paid in breach of contract, etc.

(6)	Terminate or rescind this Contract, and terminate or rescind all or part of other contracts between the Borrower and the Lender.

(7)	Require the Borrower to compensate for the losses caused to the Lender due to its breach of contract.

(8)	With prior or subsequent notice only, have the right to directly deduct funds from any account of the Borrower within the Jiangxi Rural Commercial Bank system to repay the loan principal and interest, and the undue funds in the account shall be deemed as due in advance;

(9)	Exercise the security interest; require the guarantor to assume the guarantee liability.

(10)	If the Borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payable amounts on time, the Lender may publicly disclose the default information of the Borrower and the guarantor and conduct public notice for collection through public media such as television, newspapers, networks or other forms.

(11)	Have the right to deduct the deposits and equity dividends of the Borrower in any account of Jiangxi Rural Commercial Bank, and have the right to dispose of the equity of the Borrower, etc.

(12)	Other measures required by laws and regulations and deemed necessary and possible by the Lender.

Article 20 Reservation of Rights

The failure of one party to exercise part or all of its rights under this Contract, or to require the other party to perform or assume part or all of its obligations and liabilities, shall not constitute a waiver of such rights by that party or an exemption from such obligations and liabilities.

Any tolerance, extension or delay in exercising the rights under this Contract by one party to the other party shall not affect any rights enjoyed by it in accordance with this Contract and laws and regulations, nor shall it be deemed as a waiver of such rights.

Article 21 Confidentiality

Both parties guarantee to keep confidential the trade secrets (technical information, business information and other trade secrets) obtained from the other party that cannot be obtained from public channels. Without the consent of the original provider of the trade secret, neither party shall disclose all or part of the trade secret to any third party, except as otherwise provided by laws and regulations or agreed by both parties.

If one party violates the above confidentiality obligations, it shall be liable for corresponding breach of contract and compensate for the losses caused thereby.

Article 22 Force Majeure

Force majeure as used in this Contract refers to objective events that are unforeseeable, unavoidable and insurmountable and have a significant impact on one party, including but not limited to natural disasters such as floods, earthquakes, fires and storms, as well as social events such as wars and riots.

If the performance of the Contract becomes impossible due to the occurrence of a force majeure event, the party encountering the force majeure shall immediately inform the other party of the accident in writing, and shall provide details of the accident and written materials indicating that the Contract cannot be performed or needs to be performed delayed within 7 days. After mutual confirmation, both parties shall negotiate to terminate the Contract or temporarily delay the performance of the Contract.

Article 23 Modification, Amendment and Termination

This Contract may be modified or amended in writing upon mutual agreement of both parties. Any modification or amendment agreed by both parties shall constitute an integral part of this Contract.

Unless otherwise provided by laws and regulations or agreed by the parties, this Contract shall not be terminated before the full performance of all the rights and obligations agreed herein.

Unless otherwise provided by laws and regulations or agreed by the parties, if any clause of this Contract is invalid, it shall not affect the legal effect of other clauses.

Article 24 Agreement on Service of Documents

1.	The contact information (including mailing address, contact telephone number, fax number, etc.) filled in by the Borrower in this Contract is true and effective and shall be the service address for any notice from the Lender to the Borrower. If any contact information is changed, the Borrower shall immediately send the changed information to the mailing address filled in by the Lender in this Contract in writing. Such information change shall take effect after the Lender receives the change notice.

2.	Unless otherwise explicitly agreed in this Contract, the Lender has the right to serve any notice to the Borrower through any of the following methods. The Lender has the right to choose the notice method it deems appropriate, and shall not be liable for any transmission errors, omissions or delays occurring in the postal, fax, telephone, WeChat or any other communication system. If the Lender chooses multiple notice methods at the same time, the one that reaches the Borrower faster shall prevail.

(1)	Public notice service: The date on which the Lender publishes the notice on its website, online banking, telephone banking or business outlets shall be deemed as the service date;

(2)	Personal service: The date of signature by the Borrower shall be deemed as the service date; if the Borrower refuses to sign, the date on which the server records the situation on the service receipt on the spot shall be deemed as the service date;

(3)	Postal service (including express mail, ordinary mail, registered mail) to the latest known mailing address of the Borrower by the Lender: The date of signature by the Borrower shall be deemed as the service date; if the Borrower fails to sign, the date on which the postal item is returned shall be deemed as the service date;

(4)	Service by fax, mobile phone short message, WeChat or other electronic communication methods to the latest known fax number, designated mobile phone number, WeChat ID or email address of the Borrower by the Lender: The date of sending shall be deemed as the service date.

3.	The Borrower agrees that unless the Lender receives a written notice from the Borrower regarding the change of mailing address, the registered address of the Borrower stated in this Contract shall be the mailing and contact address. In the future, all statements, collection documents and relevant legal documents, litigation documents related to the loan under this Contract shall be served to this address. The Borrower undertakes to promptly notify the Lender of any changes in the mailing and contact information. Otherwise, all documents served by the Lender in accordance with the mailing and contact information stated in this Contract shall be deemed as valid service, and the relevant economic and legal liabilities arising therefrom shall be borne by the Borrower and the mortgagor. During the dispute resolution process of this Contract, if the court or notary organ serves judicial documents or other written documents to the mailing address confirmed by the Borrower in this Contract by postal service (including express mail, ordinary mail, registered mail), the date of signature by the Borrower on the service receipt shall be deemed as the service date; if the Borrower fails to sign on the service receipt, the date on which the postal item is returned shall be deemed as the service date.

The court or notary organ has the right to serve any notice to the Borrower through any of the communication methods agreed in Paragraph 2 of this Article. The court or notary organ has the right to choose the communication method it deems appropriate, and shall not be liable for any transmission errors, omissions or delays occurring in the postal, fax, telephone, telex or any other communication system. If the court or notary organ chooses multiple communication methods at the same time, the one that reaches the Borrower faster shall prevail.

Article 25 Attachments

The relevant attachments confirmed by both parties constitute an integral part of this Contract and have the same legal effect as this Contract.

Article 26 Other Agreements

1.	Without the prior written consent of the Lender, the Borrower shall not transfer any rights or obligations under this Contract to a third party.

2.	The Lender has the right to transfer the creditor’s rights under this Contract to a third party, but shall notify the Borrower.

3.	Without prejudice to other agreements in this Contract, this Contract shall be legally binding on both parties and their respective legal heirs and assignees.

4.	The transactions under this Contract are conducted based on the independent interests of each party. If, in accordance with the relevant laws, regulations and regulatory requirements, other parties to the transaction constitute affiliated parties or related persons of the Lender, each party shall not seek to use such affiliated relationship to affect the fairness of the transaction.

5.	The headings and business names in this Contract are only used for convenience of reference and shall not be used to interpret the content of the clauses and the rights and obligations of the parties.

6.	The Lender has the right to provide the information related to this Contract and other relevant information of the Borrower to the Credit Reference Center of the People’s Bank of China and other legally established credit information databases in accordance with the relevant laws, regulations and regulatory requirements, for inquiry and use by qualified institutions or individuals in accordance with the law. The Lender also has the right to inquire about the relevant information of the Borrower through the Credit Reference Center of the People’s Bank of China and other legally established credit information databases for the purpose of concluding and performing this Contract.

Both parties confirm that the lender and the borrower have fully negotiated all the clauses of this Contract. The Lender has reminded the Borrower to pay special attention to all clauses concerning the rights and obligations of both parties, made a comprehensive and accurate understanding of them, and explained and illustrated the relevant clauses at the request of the Borrower. The Borrower has carefully read and fully understood all the content and clauses of the Contract, confirms that there is no misunderstanding or doubt about all the content and clauses of the Contract, and the lender and the borrower have a complete consistent understanding of the content and clauses of this Contract and no objection to the content and clauses of the Contract.

(Please fill in by the Borrower)

(No text below, for the signing page of both parties)

Borrower (Seal): Jiangxi Universe Pharmaceuticals Co., Ltd.

Legal Representative or Authorized Agent (Signature):

Date: April [   ], 2025

Lender (Seal):

Jiangxi Rural Commercial Bank Co., Ltd.

Legal Representative or Authorized Agent (Signature):

Date: July [   ], 2005

Signing Place: [Address]

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